Exhibit 4.55

                           EXTENSION AGREEMENT


         WITNESS THIS EXTENSION AGREEMENT entered into this ______ day of_________________, 1995, between Comerica Bank, a Michigan Banking Corporation, Successor in interest by reason of merger with Manufacturers National Bank of Detroit, N.A., whose address is 500 Woodward Avenue, Detroit, Michigan 48226 (hereinafter called "Mortgagee"), and Daedalus Enterprises, Inc., a Delaware corporation, whose address is POBox 1869, 300 Parkland Plaza, Ann Arbor, MI 48106 (hereinafter called "Mortgagor").

WHEREAS, Mortgagee is the owner and holder of the Mortgage Note of Mortgagor dated March 1, 1991, secured by a Mortgage on real estate therein described, recorded on March 15, 1991, in Liber 2478, Page 895, Washtenaw County Records, upon which note and mortgage the principal sum of Two Hundred Seventy-seven Thousand Twelve and 63/100 ($277,012.63) Dollars is due as of the date hereof with interest thereon paid to October 1, 1995, AND

WHEREAS, it is the desire of the parties hereto to extend the time of payment of said Mortgage Note and Mortgage,

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby mutually agreed that the time of payment of the said
Mortgage Note and Mortgage is extended to November 1, 2000, and Mortgagor hereby agrees to pay said Mortgage Note and Mortgage as follows:

Effective November 1, 1995, the interest rate will be one and one-half (1.5%) per cent per annum (calculated for the actual number of days outstanding on the basis of a Three Hundred Sixty (360) day year) above the prime interest rate of the Bank (as hereinafter defined), but in no event to exceed the maximum rate of interest permitted by law, and after maturity or default (if such default should occur prior to maturity) the outstanding principal balance owing on the Note shall bear interest at a rate which is Three (3%) percent above the interest rate which would otherwise be in effect (the "Default Rate").

The Bank's Prime Rate is that annual rate of interest so designated by the Bank and which is changed by the Bank from time to time. The rate of interest hereunder shall change as and when the Bank's Prime Rate changes.

Effective December 1, 1995, the principal and interest payment shall be Three Thousand Six Hundred Eighty-four and 59/100 ($3,684.59) Dollars.

In the event that the Bank`s prime rate changes to the extent that the monthly principal and interest installments then in effect will not amortize the then remaining loan balance within the amortized loan term of ten (10) years, the Bank at its sole option may from time to time recalculate, and the undersigned agrees to pay, the required monthly principal and interest installment that will amortize the remaining loan balance within the amortized loan term as herein stated.

The undersigned may prepay the principal balance due hereunder, in whole or in part, such prepayment to be applied on installment of last maturity, without payment of a prepayment premium.

Mortgagor agrees to comply with the provisions hereof and those contained in said Mortgage Note and Mortgage and except as herein modified hereby ratifies and confirms said Mortgage Note and Mortgage. No forbearance nor further extension of time granted any subsequent owner of the mortgaged premises shall release Mortgagor from personal liability hereon. Nothing herein contained shall invalidate any security now held for said debt. This agreement shall bind the parties hereto, their successors, heirs, legal representatives and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this extension agreement to be duly executed the day and year first above written.

Witnesses for Mortgagee:      Comerica Bank, Successor in interest
                              by reason of merger with Manufacturers
                              National Bank of Detroit, N.A., a
                              national banking corporation


_________________________     By: __________________________________

_________________________     Its:__________________________________


Witnesses for Mortgagor:      Daedalus Enterprises, Inc., a Delaware
                              corporation


________________________      By: _______________________
                                  Thomas R. Ory
________________________          Its: President

THIS INSTRUMENT WAS DRAFTED BY:

Judith Dettloff
Comerica Bank
P. O. Box 75000
Detroit, Michigan 48275-3226